Affinity Bancshares, Inc.

Announces Third Quarter 2022

Financial Results

Affinity Bancshares, Inc. (NASDAQ:“AFBI”) (the “Company”), the holding company for Affinity Bank (the “Bank”), today announced net income of $1.9 million for the three months ended September 30, 2022, as compared to $1.8 million for the three months ended September 30, 2021. For the nine months ended September 30, 2022, net income was $5.4 million, as compared to $6.3 million for the nine months ended September 30, 2021.

	At or for the three months ended,
Performance Ratios:	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Net income (in thousands)	$1,861	$1,783	$1,791	$1,318	$1,805
Diluted earnings per share	0.27	0.27	0.26	0.20	0.26
Common book value per share	17.37	17.51	17.58	17.60	17.42
Tangible book value per share (1)	14.57	14.68	14.75	14.87	14.69
Total assets (in thousands)	776,390	766,679	760,208	788,088	789,965
Return on average assets	0.95%	0.95%	0.97%	0.66%	0.91%
Return on average equity	6.30%	6.13%	5.97%	4.36%	6.00%
Equity to assets	14.84%	15.05%	15.31%	15.35%	15.15%
Tangible equity to tangible assets (1)	12.75%	12.93%	13.17%	13.29%	13.08%
Net interest margin	4.12%	4.06%	4.47%	3.60%	3.74%
Efficiency ratio	67.62%	67.23%	69.00%	74.29%	65.87%
(1) Non-GAAP measure - see “Explanation of Certain Unaudited Non-GAAP Financial Measures” for more information and reconciliation to GAAP.

Net Income

•
Net income was $1.9 million for the three months ended September 30, 2022, as compared to $1.8 million for the three months ended September 30, 2021, as a result of a decrease in Payroll Protection Program (PPP) loan-related interest and fee income, partially offset by a decrease in interest expense.
•
Net income was $5.4 million for the nine months ended September 30, 2022, as compared to $6.3 million for the nine months ended September 30, 2021, as a result of lower interest and fee income on PPP loans, partially offset by a decrease in interest expense primarily related to the recognition of remaining discounts upon the payoff of acquired Federal Home Loan Bank advances.

Results of Operations

•
Net interest income was $7.5 million for the three months ended September 30, 2022 compared to $6.9 million for the three months ended September 30, 2021 due to an increase in loan interest, partially offset by a decrease in PPP loan-related interest and fee income. Net interest income was $22.4 million for the nine months ended September 30, 2022 compared to $22.6 million for the nine months ended September 30, 2021. The decrease for the nine months ended September 30, 2022 compared to the same period in 2021 was a result of a decrease in PPP loan-related interest and fee income, partially offset by a decrease in interest expense primarily related to the recognition of remaining discounts upon the payoff of acquired Federal Home Loan Bank advances.
•
The Company’s net interest margin increased to 4.12% from 3.78% for the three months ended September 30, 2022 and 2021. Net interest margin for the nine months ended September 30, 2022 increased slightly to 4.24% from 4.17% for the nine months ended September 30, 2021.

•
Noninterest income was $593 thousand for the three months ended September 30, 2022 and $771 thousand for the three months ended September 30, 2021. For the nine months ended September 30, 2022, noninterest income was $1.8 million compared to $2.1 million for the nine months ended September 30, 2021. The decreases were a result of the Company recognizing gains on sale of other real estate and death benefits received from bank owned life insurance in previous periods.
•
Non-interest expense was $5.5 million and $5.0 million for the three months ended September 30, 2022 and 2021. Non-interest expense was $16.5 million and $15.6 million for the nine months ended September 30, 2022 and 2021. The increases were due in part to the increases in salaries and employee benefits as a result of the Company’s strategic initiative to attract and retain talent.

Financial Condition

•
Total assets decreased $11.7 million to $776.4 million at September 30, 2022 from $788.1 million at December 31, 2021.
•
Total net loans increased $65.3 million to $641.1 million at September 30, 2022 from $575.8 million at December 31, 2021 due primarily to strategic lending staff hires made to diversify our loan portfolio.
•
Deposits increased by $31.2 million to $646.0 million at September 30, 2022 compared to $614.8 million at December 31, 2021.
•
Borrowings decreased by $39.0 million to $10.0 million at September 30, 2022 compared to $49.0 million at December 31, 2021 as we repaid Federal Home Loan Bank borrowings.

Asset Quality

•
Non-performing loans remained unchanged at $7.0 million at September 30, 2022 and December 31, 2021.
•
The allowance for loan losses as a percentage of non-performing loans was 132.8% at September 30, 2022, as compared to 122.1% at December 31, 2021.
•
Allowance for loan losses was 1.43% of total loans at September 30, 2022, as compared to 1.46% of total loans at December 31, 2021.
•
Net loan recoveries were $108,000 for the nine months ended September 30, 2022, as compared to $295,000 for the nine months ended September 30, 2021.

About Affinity Bancshares, Inc.

The Company is a Maryland corporation based in Covington, Georgia. The Company’s banking subsidiary, Affinity Bank, opened in 1928 and currently operates a full-service office in Atlanta, Georgia, two full-service offices in Covington, Georgia, and a loan production office serving the Alpharetta and Cumming, Georgia markets.

Forward-Looking Statements

In addition to historical information, this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which describe the future plans, strategies and expectations of the Company. Forward-looking statements can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “contemplate,” “continue,” “target” and words of similar meaning. Forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Accordingly, you should not place undue reliance on such statements. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this report. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in general economic conditions, interest rates and inflation; changes in asset quality; our ability to access cost-effective funding; fluctuations in real estate values; changes in laws or regulations; changes in technology; failures or breaches of our IT security systems; our ability to introduce new products and services and capitalize on growth opportunities; our ability to successfully integrate acquired operations or assets; changes in accounting policies and practices; our ability to retain key employees; the impact of the COVID-19 pandemic; and the effects of natural disasters and geopolitical events, including terrorism, conflict and acts of war. These risks and other uncertainties are further discussed in the reports that the Company files with the Securities and Exchange Commission.

Average Balance Sheets

The following tables set forth average balance sheets, average annualized yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments have been made, as the effects would be immaterial. All average balances are monthly average balances. Non-accrual loans were included in the computation of average balances. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense.

	For the Three Months Ended September 30,
	2022			2021
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$639,115	$7,734	4.80%	$568,442	$7,332	5.12%
Securities	44,690	289	2.56%	40,569	216	2.13%
Interest-earning deposits	39,384	189	1.91%	115,330	53	0.18%
Other investments	1,163	12	4.19%	2,476	21	3.37%
Total interest-earning assets	724,352	8,224	4.50%	726,817	7,622	4.19%
Non-interest-earning assets	49,770			64,408
Total assets	$774,122			$791,225

Interest-bearing liabilities:
Interest-bearing checking accounts	$98,473	$47	0.19%	$83,519	$43	0.21%
Market rate checking accounts	159,478	100	0.25%	136,984	117	0.34%
Savings accounts	83,484	187	0.89%	93,717	100	0.43%
Certificates of deposit	89,871	291	1.28%	105,285	369	1.40%
Total interest-bearing deposits	431,306	625	0.57%	419,505	629	0.60%
FHLB advances	13,696	73	2.12%	49,039	132	1.07%
Total interest-bearing liabilities	445,002	698	0.62%	468,544	761	0.65%
Non-interest-bearing liabilities	211,986			203,336
Total liabilities	656,988			671,880
Total stockholders' equity	117,134			119,345
Total liabilities and stockholders' equity	$774,122			$791,225
Net interest rate spread			3.88%			3.54%
Net interest income		$7,526			$6,861
Net interest-earning assets	$279,350			$258,273
Net interest margin			4.12%			3.78%

	For the Nine Months Ended September 30,
	2022			2021
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$616,141	$22,013	4.78%	$596,024	$24,424	5.48%
Securities	46,585	827	2.37%	31,374	472	2.01%
Interest-earning deposits	43,125	286	0.89%	92,880	134	0.19%
Other investments	1,117	30	3.57%	2,273	57	3.32%
Total interest-earning assets	706,968	23,156	4.38%	722,551	25,087	4.63%
Non-interest-earning assets	51,687			63,028
Total assets	$758,655			$785,579

Interest-bearing liabilities:
Interest-bearing checking accounts	$97,463	$134	0.18%	$88,154	$138	0.21%
Market rate checking accounts	151,654	282	0.25%	130,933	378	0.39%
Savings accounts	84,042	356	0.57%	93,823	310	0.44%
Certificates of deposit	91,493	840	1.23%	114,623	1,284	1.49%
Total interest-bearing deposits	424,652	1,612	0.51%	427,533	2,110	0.66%
FHLB advances	12,304	(875)	(9.50)%	41,471	350	1.13%
Other borrowings	46	1	3.43%	1,927	15	1.01%
Total interest-bearing liabilities	437,002	738	0.23%	470,931	2,475	0.69%
Non-interest-bearing liabilities	203,164			199,971
Total liabilities	640,166			670,902
Total stockholders' equity	118,489			114,677
Total liabilities and stockholders' equity	$758,655			$785,579
Net interest rate spread			4.15%			3.94%
Net interest income		$22,418			$22,612
Net interest margin			4.24%			4.17%

AFFINITY BANCSHARES, INC.

Consolidated Balance Sheets

	September 30, 2022	December 31, 2021
	(unaudited)
	(In thousands)
Assets

Cash and due from bank	$6,887	$16,239
Interest-earning deposits in other depository institutions	33,619	95,537
Cash and cash equivalents	40,506	111,776
Investment securities available-for-sale	41,878	48,557
Other investments	1,025	2,476
Loans, net	641,062	575,825
Other real estate owned	3,538	3,538
Premises and equipment, net	4,069	3,783
Bank owned life insurance	15,637	15,377
Intangible assets	18,606	18,749
Other assets	10,069	8,007
Total assets	$776,390	$788,088

Liabilities and Stockholders' Equity

Liabilities:
Non-interest-bearing checking	$204,781	$193,940
Interest-bearing checking	93,235	91,387
Market rate checking	160,377	145,969
Savings accounts	88,840	86,745
Certificates of deposit	98,784	96,758
Total deposits	646,017	614,799
Federal Home Loan Bank advances	10,000	48,988
Accrued interest payable and other liabilities	5,152	3,333
Total liabilities	661,169	667,120

Stockholders' equity:
Preferred stock (10,000,000 shares authorized, no shares outstanding at September 30, 2022 and December 31, 2021)	—	—
Common stock (par value $0.01 per share, 40,000,000 shares authorized; 6,634,885 issued and outstanding at September 30, 2022 and 6,872,634 issued and outstanding at December 31, 2021)	65	69
Additional paid in capital	63,289	68,038
Unearned ESOP shares	(4,847)	(5,004)
Retained earnings	63,658	58,223
Accumulated other comprehensive loss	(6,944)	(358)
Total stockholders' equity	115,221	120,968
Total liabilities and stockholders' equity	$776,390	$788,088

AFFINITY BANCSHARES, INC.

Consolidated Statements of Income

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In thousands)
Interest income:
Loans, including fees	$7,734	$7,332	$22,013	$24,424
Investment securities	301	237	857	529
Interest-earning deposits	189	53	286	134
Total interest income	8,224	7,622	23,156	25,087
Interest expense:
Deposits	625	629	1,612	2,110
Borrowings	73	132	(874)	365
Total interest expense	698	761	738	2,475
Net interest income before provision for loan losses	7,526	6,861	22,418	22,612
Provision for loan losses	187	225	654	975
Net interest income after provision for loan losses	7,339	6,636	21,764	21,637
Noninterest income:
Service charges on deposit accounts	420	416	1,205	1,126
Other	173	355	631	980
Total noninterest income	593	771	1,836	2,106
Noninterest expenses:
Salaries and employee benefits	3,187	2,777	9,219	7,797
Occupancy	675	633	1,798	2,329
Advertising	128	116	326	296
Data processing	486	520	1,476	1,518
Writedown of premises and equipment	—	14	—	888
FHLB prepayment penalties	—	—	647	—
Other	1,014	967	3,019	2,764
Total noninterest expenses	5,490	5,027	16,485	15,592
Income before income taxes	2,442	2,380	7,115	8,151
Income tax expense	581	575	1,680	1,896
Net income	$1,861	$1,805	$5,435	$6,255
Weighted average common shares outstanding
Basic
Diluted
Basic earnings per share	$0.28	$0.26	$0.81	$0.90
Diluted earnings per share	$0.27	$0.26	$0.80	$0.89

Explanation of Certain Unaudited Non-GAAP Financial Measures

Reported amounts are presented in accordance with GAAP. Additionally, the Company believes this information is utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Refer to the Non-GAAP Reconciliation table below for details on the earnings impact of these items.

Non-GAAP Reconciliation	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Tangible book value per common share reconciliation
Book Value per common share (GAAP)	$17.37	$17.51	$17.58	$17.60	$17.42
Effect of goodwill and other intangibles	(2.80)	(2.83)	(2.83)	(2.73)	(2.73)
Tangible book value per common share	$14.57	$14.68	$14.75	$14.87	$14.69
Tangible equity to tangible assets reconciliation
Equity to assets (GAAP)	14.84%	15.05%	15.31%	15.35%	15.15%
Effect of goodwill and other intangibles	(2.09)%	(2.12)%	(2.14)%	(2.06)%	(2.07)%
Tangible equity to tangible assets	12.75%	12.93%	13.17%	13.29%	13.08%